EX-99.(A)(5)

Western Asset Premier Bond Fund Commences Issuer Tender Offers for Auction Rate Preferred Shares

New York, NY (June 5, 2014) — Western Asset Premier Bond Fund (NYSE: WEA) announced today that it commenced an issuer tender offer for up to 100% of its outstanding auction rate preferred shares (ARPS) at a price equal to 97% of the liquidation preference of $25,000 per share (or $24,250 per share), plus any unpaid dividends accrued through July 3, 2014, the expiration date of the tender offer. Additional terms of the tender offer are set forth in the fund’s tender offer materials, which have been filed with the Securities and Exchange Commission and will be distributed to ARPS holders.

The fund’s tender offer is conditioned upon the fund closing on a secured credit facility and certain other conditions as set forth in the fund’s offer to purchase and related letter of transmittal. The fund currently intends to replace any leverage associated with the tendered ARPS with borrowing under the secured credit facility.

Any questions about the tender offers can be directed to Deutsche Bank Trust Company Americas, the information agent for the tender offer, at (877) 843-9767.

The tender offer will be made only by an offer to purchase, a related letter of transmittal, and related documents, which have been filed with the Securities and Exchange Commission as exhibits to a tender offer statement on schedule TO. ARPS holders can obtain the tender offer documents free of charge on the Securities and Exchange Commission’s website at www.sec.gov. In addition, ARPS holders may obtain additional copies of the offer to purchase and related letter of transmittal for the fund, without charge, by contacting the information agent for the tender offer at (877) 843-9767. ARPS holders should read these documents and related exhibits for the fund carefully as the documents contain important information about the fund’s tender offer and proxy solicitation.

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Western Asset Premier Bond Fund is a closed-end management investment company that invests primarily in a diversified portfolio of debt securities. It has been advised by Western Asset Management Company, a subsidiary of Legg Mason, Inc., since the fund’s inception in 2002. Additional information regarding the matters addressed in the press release may be announced subsequently via press release under the fund’s ticker, which can be accessed at www.lmcef.com.

THIS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,”

“ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati — (212) 805-6036, mrosati@leggmason.com.

Western Asset Management Company and Legg Mason Investor Services, LLC are subsidiaries of Legg Mason, Inc.

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